Exhibit 99.1

Mannatech Reports First Quarter 2014 Financial Results

(COPPELL, Texas) April 30, 2014 — Mannatech, Incorporated (NASDAQ: MTEX), the pioneer of nutritional glycobiology, leading innovator of naturally-sourced supplements based on Real Food Technology® solutions, and creator of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, today announced financial results for its first quarter 2014.

First quarter net sales for 2014 were $43.0 million, an increase of 3.1% as compared to $41.7 million in the first quarter of 2013.  Our net sales increased 6.0% in constant dollars, which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates.

“The increase in net sales and improved operational efficiencies yielded a 111% increase in Income from Operations for the first quarter 2014 as compared to a year ago” commented Dr. Robert Sinnott, CEO & Chief Science Officer.  Income from Operations was $1.4 million, or 3.2% of net sales, in the first quarter 2014 as compared to $655,000, or 1.6% of net sales, in the first quarter 2013.

Net income was $0.2 million, or $0.08 per diluted share, for the first quarter 2014, as compared to net income of $0.6 million, or $0.24 per diluted share, for the first quarter 2013.

During the quarter, we suspended our operations in Ukraine and took charges to earnings of $0.5 million, consisting of $0.2 million related to operations and $0.3 million in inventory reserves due to the reduction in projected demand for Ukraine and European countries.

During the third quarter of 2013, we implemented a global loyalty program for our associates and members who purchase products using a qualified automatic order.  Participating associates and members can earn loyalty points, which can be applied to future purchases.  During the first quarter, associates and members applied $0.6 million to loyalty purchases and we deferred net sales of $2.8 million.

For the three months ended March 31, 2014, our operations outside of North America accounted for approximately 52.8% of our consolidated net sales, whereas in the same period in 2013, our operations outside of North America accounted for approximately 50.8% of our consolidated net sales.

For the three months ended March 31, 2014, Asia/Pacific net sales increased by $1.2 million, or 6.7%, to $19.0 million, as compared to $17.8 million for the same period in 2013 due to growth in the number of active associates and members. In constant dollars, net sales would have increased 11.2% to $19.8 million; the currency impact was primarily due to the Yen and the Australian dollar.

For the three months ended March 31, 2014, EMEA net sales increased by $0.3 million, or 8.8%, to $3.7 million, as compared to $3.4 million for the same period in 2013.  Increases in active associates and members in South Africa were offset by decreases in active associates and members in Europe. In constant dollars, net sales would have increased 17.6% to $4.0 million; the currency impact was primarily due to the South Africa Rand.

North American net sales decreased by $0.2 million, or 1.0%, to $20.3 million, as compared to $20.5 million for the same period in 2013 due to a 12.1% decline in active associates that was partially offset by a 2.0% increase in active members and a 7.1% increase in revenue per active associate and member.

Recruiting increased 7.1% in the first quarter 2014 as compared to the first quarter of 2013.  The number of new independent associates and members for the first quarter of 2014 was approximately 25,600, as compared to 23,900 in 2013.  The total number of independent associates and members based on a 12-month trailing period was approximately 246,000 as of March 31, 2014, as compared to 231,000 as of March 31, 2013.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures.  We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations.  The following tables include a full reconciliation of actual non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations.  The constant currency figures are financial measures used by management to provide investors an additional perspective on trends.  Although we believe the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Tuesday, May 6, 2014 at 9 a.m. CDT, 10 a.m. EDT.  The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call.  The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 34306923.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2014	December 31, 2013
ASSETS	(Unaudited)
Cash and cash equivalents	$20,175	$20,395
Restricted cash	1,519	1,519
Accounts receivable, net of allowance of $286 and $142 in 2014 and 2013, respectively	189	423
Income tax receivable	10	4
Inventories, net	13,955	13,988
Prepaid expenses and other current assets	3,434	3,061
Deferred commissions	4,094	2,706
Deferred tax assets, net	1,138	1,578
Total current assets	44,514	43,674
Property and equipment, net	2,894	3,239
Long-term restricted cash	4,199	4,254
Other assets	3,720	3,591
Long-term deferred tax assets, net	1,574	1,303
Total assets	$56,901	$56,061

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$1,226	$704
Accounts payable	5,342	4,996
Accrued expenses	6,182	5,796
Commissions and incentives payable	6,625	10,210
Taxes payable	1,472	1,858
Current deferred tax liability	119	114
Deferred revenue	9,718	6,380
Total current liabilities	30,684	30,058
Capital leases, excluding current portion	330	450
Other long-term liabilities	1,961	2,101
Total liabilities	32,975	32,609

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,773,972 shares issued and 2,654,913 shares outstanding as of March 31, 2014 and 2,773,972 shares issued and 2,653,913 shares outstanding as of December 31, 2013	—	—
Additional paid-in capital	42,654	42,592
Accumulated deficit	(3,518)	(3,746)
Accumulated other comprehensive loss	(680)	(743)
Less treasury stock, at cost, 119,059 and 120,059 shares in 2014 and 2013, respectively	(14,530)	(14,651)
Total shareholders’ equity	23,926	23,452
Total liabilities and shareholders’ equity	$56,901	$56,061

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three months ended March 31,
	2014	2013
Net sales	$42,963	$41,666
Cost of sales	9,398	7,697
Gross profit	33,565	33,969

Operating expenses:
Commissions and incentives	16,968	17,541
Selling and administrative expenses	7,876	8,631
Depreciation and amortization	386	637
Other operating costs	6,956	6,505
Total operating expenses	32,186	33,314

Income from operations	1,379	655
Interest income (expense)	1	(13)
Other income (expense), net	(336)	417
Income before income taxes	1,044	1,059

Provision for income taxes	(816)	(415)
Net income	$228	$644

Income per common share:
Basic	$0.09	$0.24
Diluted	$0.08	$0.24

Weighted-average common shares outstanding:
Basic	2,654	2,648
Diluted	2,702	2,650

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations.  We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures.  We believe these measures provide investors an additional perspective on trends.  To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate.  Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

	March 31, 2014		March 31, 2013	Reconciliation – Constant $
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$43.0	$44.2	$41.7	$2.5	6.0%
Product	34.5	35.5	37.4	(1.9)	(5.1)%
Pack	6.7	6.8	2.3	4.5	195.7%
Other	1.8	1.9	2.0	(0.1)	(5.0)%
Deferred Revenue	9.7	9.9	1.3	8.6	661.5%
Gross Profit	33.6	34.4	34.0	0.4	1.2%
Income/(Loss) from Operations	1.4	1.3	0.7	0.6	85.7%

The approximate number of new and continuing independent associates and members who purchased our packs or products during the twelve months ended March 31 was as follows:

	2014		2013
New	118,000	48.0%	99,000	42.9%
Continuing	128,000	52.0%	132,000	57.1%
Total	246,000	100.0%	231,000	100.0%

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including North America (United States, Canada, and Mexico), Asia/Pacific (Australia, New Zealand, Japan, Taiwan, Singapore, the Republic of Korea, and Hong Kong), and EMEA (Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Estonia, Finland, the Republic of Ireland, Czech Republic, South Africa, and the Republic of Namibia). For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “anticipate,” “believe,” “will,” “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

###

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com